AMENDMENT #1 TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment is made as of the 28th day of February 2013 by and between Wilshire Associates Incorporated, a corporation organized under the laws of the State of California (“Adviser”), and Pzena Investment Management, LLC, a registered investment adviser (“Sub-Adviser”).

WHEREAS, Adviser is the investment adviser of Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amendment consisting of six separate series of portfolios (collectively, the “Fund Portfolios”);

WHEREAS Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement (the “Original Agreement”) as of December 23, 2004 under which Adviser retained Sub-Adviser to furnish investment advisory services for the Wilshire Large Company Value Portfolio;

WHEREAS the Adviser and the Sub-Adviser wish to amend certain of the terms of the Original Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Exhibit 2 (Fee Schedule) is hereby amended as follows:

Items (i), (ii), (iii) and (iv) shall be deleted and replaced with the following:
“
(i)	0.50% per annum on the first $25,000,000;
(ii)	0.35% per annum on the next $75,000,000;
(iii)	0.30% per annum on the next $200,000,000; and
(iv)	0.25% per annum thereafter.”

2.	This Amendment shall be effective as of April 1, 2013.

3.
Except to the extent expressly amended by the terms of this Amendment, all terms and conditions of the Original Agreement and all other instruments and agreements executed thereunder remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Amendment, all as of the date first written above.

Wilshire Associates Incorporated

By:	/s/Victor Zhang
Name:	Victor Zhang
Title:	President, Wilshire Funds Management

Pzena Investment Management, LLC

By:	/s/William L. Lipsey
Name:	William L. Lipsey
Title:	Managing Principal

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